Oppenheimer Europe Fund
Oppenheimer Global Fund
October 17, 2003

KPMG
              10 South Broadway                   Telephone 314 444 1400
              Suite 900                           Fax 314 444 1470
              St. Louis, MO 63102-1761

October 17, 2003

Oppenheimer Europe Fund
c/o OppenheimerFunds, Inc.
6803 S. Tucson Way
Centennial, Colorado 80112

Oppenheimer Global Fund
c/o OppenheimerFunds, Inc.
6803 S. Tucson Way
Centennial, Colorado 80112

Ladies & Gentlemen:

     REORGANIZATION  OF OPPENHEIMER  EUROPE FUND INTO OPPENHEIMER  GLOBAL FUND -
     UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     You have  requested  the opinion of KPMG LLP  ("KPMG")  as to certain  U.S.
     federal income tax  consequences  in connection with the Agreement and Plan of Reorganization,  dated April 17, 2003 (the "Plan"),  between Oppenheimer
     Europe  Fund  (the  "Target  Fund"),   and  Oppenheimer  Global  Fund  (the
     "Acquiring  Fund") pursuant to which:  (i) Target Fund will transfer all of its assets to  Acquiring  Fund  solely in  exchange  for  voting  shares of
     Acquiring   Fund  and  Acquiring   Fund's   assumption  of  the  identified
     liabilities of Target Fund listed on Target Fund's  Statement of Net Assets as of October  17,  2003 (the  "Closing  Date");  and (ii) Target Fund will distribute  to its  shareholders  all of the voting  shares  received  from
     Acquiring Fund, and will liquidate and dissolve in accordance with the laws of  Massachusetts,  and terminate  its  registration  under the  Investment
     Company Act of 1940, as amended (the "1940 Act") (the aforementioned  items
     (i) and (ii) hereinafter  collectively  referred to as the  "Transaction").
     Except as otherwise  provided,  all terms not defined herein shall have the meanings  ascribed  to them (or  defined  by  reference)  in the  Plan.  In connection  with the  rendering  of this  opinion,  KPMG has  reviewed  the registration  statement  filed by the Acquiring  Fund on Form N-14 with the
     Securities  and  Exchange  Commission  relating  to  the  Transaction  (the
     "Registration  Statement") and the Plan. In addition, KPMG has reviewed and relied upon the representations  made by Target Fund, and Acquiring Fund in
     their   respective   Representation   Letters,   dated   October  10,  2003
     (collectively, the "Representations").

     FACTS AND ASSUMPTIONS

     Target Fund, a Massachusetts  business trust,  was organized on November 4,
     1998.  Acquiring  Fund was organized as a Maryland  corporation on December
     22,  1969.  Effective  January 6, 1986,  Acquiring  Fund  reorganized  as a
     Massachusetts  business trust in a tax-free  transaction in accordance with
     Section  368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the
     "Code"),  under the name Oppenheimer  A.I.M.  Fund.  Effective  February 1,
     1987,  Acquiring  Fund  changed its name from  Oppenheimer  A.I.M.  Fund to
     Oppenheimer  Global Fund in a transaction  also subject to treatment  under
     Section  368(a)(1)(F)  of the Code.  Both  Target Fund and  Acquiring  Fund
     operate as open-end management  investment companies in accordance with the
     1940 Act. Both Target Fund and Acquiring Fund have  individually  qualified and are expected to individually  qualify as regulated investment companies
     ("RICs")  within the meaning of Section 851 of the Code for all prior years and the current year.

     Both Target Fund and  Acquiring  Fund  currently  maintain  five classes of common shares.  Neither  Target Fund nor Acquiring Fund permits  cumulative voting.  Class A shares  of  Target  Fund  are  subject  to a 5.75  percent front-end sales charge, a 2.00 percent redemption fee on Target Fund shares redeemed within thirty days of their purchase,  and an annual 12b-1 service plan fee  currently  equal to 0.24 percent of average  annual net assets of
     Class A  shares.  Class B shares of Target  Fund are  subject  to a maximum contingent deferred sales charge of 5.00 percent, a 2.00 percent redemption fee on Target Fund shares redeemed within thirty days of their purchase, as well as an  annual  12b-1  service  plan  fee of 0.25  percent  and a 12b-1 asset-based sales charge of 0.75 percent. Class C shares of Target Fund are subject to a maximum  contingent  deferred sales charge of 1.00 percent,  a
     2.00 percent  redemption fee on Target Fund shares  redeemed  within thirty days of their purchase, as well as an annual 12b-1 service plan fee of 0.25 percent and an asset-based sales charge of 0.75 percent.  Class N shares of
     Target Fund are subject to a maximum  contingent  deferred  sales charge of
     1.00 percent,  a 2.00 percent redemption fee on Target Fund shares redeemed within  thirty days of their  purchase,  as well as an annual 12b-1 service plan fee of 0.25 percent and an  asset-based  sales charge of 0.25 percent.
     Finally,  Class Y shares  of  Target  Fund  are not  subject  to any  sales charges,  but are subject to a 2.00 percent  redemption  fee on Target Fund shares redeemed  within thirty days of their  purchase,  and are offered to
     certain  institutional   investors  under  a  special  agreement  with  the
     distributor of the Target Fund's shares.

     Class A shares of Acquiring  Fund are subject to a 5.75  percent  front-end sales  charge,  a 2.00  percent  redemption  fee on  Acquiring  Fund shares redeemed  within  thirty days of their  purchase,  and annual 12b-1 service plan fee equal to 0.24  percent  of  average  annual  net assets of Class A shares.  Class  B  shares  of  Acquiring  Fund  are  subject  to a  maximum contingent deferred sales charge of 5.00 percent, a 2.00 percent redemption fee on Acquiring Fund shares redeemed within thirty days of their purchase, as well as an annual  12b-1  service  plan fee of 0.25  percent and a 12b-1 asset-based sales charge of 0.75 percent.  Class C shares of Acquiring Fund are subject to a maximum contingent  deferred sales charge of 1.00 percent, a 2.00 percent  redemption  fee on Acquiring  Fund shares  redeemed  within thirty days of their purchase,  as well as an annual 12b-1 service plan fee of 0.25 percent and an  asset-based  sales charge of 0.75 percent.  Class N shares of Acquiring Fund are subject to a maximum contingent deferred sales charge of 1.00 percent,  a 2.00 percent  redemption  fee on Acquiring  Fund shares redeemed within thirty days of their purchase,  as well as an annual
     12b-1 service plan fee of 0.25 percent and an  asset-based  sales charge of
     0.25 percent.  Finally, Class Y shares of Acquiring Fund are not subject to any sales  charges,  but are subject to a 2.00  percent  redemption  fee on
     Acquiring Fund shares redeemed  within thirty days of their  purchase,  and are offered to certain  institutional  investors under a special  agreement with the distributor of the Acquiring Fund's shares.

     Both  Target  Fund and  Acquiring  Fund are  engaging  in the  Transaction, because both Target Fund and Acquiring Fund  anticipate  that the aggregate expenses of Target Fund and Acquiring Fund will be significantly reduced as a result of the Transaction.

REPRESENTATIONS

     The  following  representations  have  been  made in  connection  with  the
     Transaction:

     (a) Each shareholder of Target Fund will receive in the Transaction  solely voting shares of Acquiring Fund in exchange for shares of Target Fund.

     (b)  Pursuant to the  Transaction,  Target Fund  shareholders  will receive fractional shares of Acquiring Fund in exchange for their fractional shares of Target Fund. No cash will be distributed in lieu of fractional shares.

     (c) The fair market value of the voting  shares of Acquiring  Fund received by each shareholder of Target Fund will be approximately  equal to the fair market value of the shares of Target Fund exchanged  therefor.  Target Fund shareholders  will  receive no  consideration,  other than  Acquiring  Fund shares  described in the Plan from  Acquiring  Fund,  in exchange for their
     Target Fund shares.

     (d) Neither  Acquiring Fund (in its capacity as the issuing  corporation as
     defined  in  Section   1.368-1(b)  of  the  Income  Tax  Regulations   (the
     "Regulations"))  nor any person  related to Acquiring  Fund,  as defined in
     Section 1.368-1(e)(3) of the Regulations,  has or will have (at the time of the  Transaction)  a plan or  intention  to acquire,  during the  five-year period  beginning on the date of the Transaction and in connection with the
     Transaction,  Target Fund shares with  consideration  other than  Acquiring
     Fund  shares,  or redeem any of the  Acquiring  Fund  shares  issued in the
     Transaction  either  directly or through  any  transaction,  agreement,  or arrangement with any other person.

     (e)  During the  five-year  period  ending on the date of the  Transaction, neither  Target  Fund nor any person  related to Target Fund (as defined in
     Section  1.368-1(e)(3)  of the  Regulations  and without  regard to Section
     1.368-1(e)(3)(i)(A)  of the Regulations)  will have directly or through any transaction,  agreement or arrangement with any other person,  (1) acquired
     Target Fund shares with  consideration  other than solely  voting shares of
     Acquiring Fund or Target Fund (other than redemptions of Target Fund shares made  pursuant to Section 22(e) of the 1940 Act that were not in connection with the  Transaction),  or (2) made  distributions  with respect to Target
     Fund  shares  (other  than  distributions  made in the  ordinary  course of business by Target Fund pursuant to the 1940 Act).  Therefore,  Target Fund shareholders  will not have received  consideration  before the Transaction
     (either in redemption of, or as a distribution with respect to, Target Fund shares)  that would be treated as other  property or money  received in the
     Transaction for purposes of Section 356 of the Code (or would be so treated if Target Fund  shareholders  had also  received  Acquiring  Fund shares in exchange for Target Fund shares).

     (f)  During the  five-year  period  ending on the date of the  Transaction, neither Acquiring Fund nor any person related to Acquiring Fund (as defined in Section  1.368-1(e)(3) of the Regulations) will have acquired,  directly or through any transaction, agreement or arrangement with any other person,
     Target Fund shares with consideration other than voting shares of Acquiring
     Fund.

     (g) Acquiring Fund does not own,  directly or indirectly,  nor has it owned during the past five years, directly or indirectly, any Target Fund shares.

     (h) There is no plan or  intention  by Target Fund  shareholders  who own 5 percent or more of Target Fund shares,  and to the best of the knowledge of the management of Target Fund, there is no plan or intention on the part of any other shareholders of Target Fund to redeem an amount of Acquiring Fund shares  received  in the  Transaction  that would  reduce  such Target Fund shareholders'  ownership of Acquiring  Fund to a number of shares  having a value,  as of the date of the  Transaction,  of less than 50 percent of the value of all of the formerly  outstanding Target Fund shares as of the same date. For purposes of this representation, Target Fund shares exchanged for cash or other  property or  surrendered  by  dissenters  will be treated as outstanding Target Fund stock on the date of the Transaction.  In addition,
     Target  Fund  shares  and  Acquiring   Fund  shares  held  by  Target  Fund
     shareholders,  and redeemed prior to or subsequent to the Transaction  were considered in making this representation.

     (i) The  five  classes  of  common  shares  issued  by  Acquiring  Fund are substantially  similar to the  corresponding  five classes of common shares issued by Target Fund.  A Target Fund  shareholder  will  exchange a Target
     Fund share for an Acquiring Fund share of the corresponding class.

     (j)  Acquiring  Fund will  acquire at least 90  percent of the fair  market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Target Fund immediately  prior to the Transaction.
     For purposes of this representation, amounts used by Target Fund to pay its
     Transaction  expenses  will be  included  as  assets  of  Target  Fund held immediately prior to the Transaction.

     (k) Target Fund will  distribute  the voting  shares of  Acquiring  Fund it receives in the Transaction in pursuance of the Plan.

     (l) Immediately  after the Transaction,  the former  shareholders of Target
     Fund will not be in control of Acquiring Fund within the meaning of Section
     368(a)(2)(H) of the Code.

     (m) After the Transaction, Acquiring Fund will use the assets acquired from the Target Fund in its  business and will have no plan or intention to sell or  otherwise  dispose of any of the assets of the Target Fund  acquired in the  Transaction,  except for  dispositions  made in the ordinary course of business,  or transfers  described in Section  368(a)(2)(C) of the Code. In addition,  Acquiring Fund may sell up to 66 percent of the assets  acquired from Target  Fund in the  Transaction.  Acquiring  Fund will  reinvest  the proceeds from such sales in accordance  with  Acquiring  Fund's  investment objectives and policies.

     (n) Following the Transaction,  Acquiring Fund will continue the historical business of Target Fund or use a  significant  portion of the Target Fund's historical  business  assets  (in this  case,  at least  33  percent)  in a business,  except for  dispositions  of such  assets  made in the  ordinary course of  Acquiring  Fund's  business  as an open-end  investment  company
     (i.e.,  dispositions  resulting  from  investment  decisions made after the
     Transaction  on the basis of investment  considerations  independent of the
     Transaction).

     (o) Acquiring Fund will assume all of Target Fund's liabilities  identified on Target Fund's  Statement of Net Assets as of the Closing Date,  and such liabilities  were or will have been incurred by Target Fund in the ordinary course of business.  No other person  related to Acquiring Fund will assume any Target Fund liability in the Transaction.

     (p) The  liabilities of Target Fund to be assumed by Acquiring Fund and the liabilities  to which the  transferred  assets of the  Target  Fund will be subject will have been  incurred by Target Fund in the  ordinary  course of its business and be  associated  with the assets  transferred  to Acquiring
     Fund.

     (q) Target Fund and Target Fund shareholders, respectively, will pay all of their  own  expenses  relating  to the  Transaction  whether  or not  those expenses are solely and directly related to the Transaction, and whether or not the  Transaction is  consummated.  Acquiring Fund will pay its expenses that are solely and directly related to the Transaction, if any, whether or not the  Transaction is consummated.  Neither  Acquiring Fund nor Acquiring
     Fund  shareholders will pay any of the expenses of either Target Fund or of
     Target Fund shareholders.

     (r) There will be no  intercorporate  indebtedness  existing at the time of the Transaction  between Acquiring Fund and Target Fund that will have been issued, acquired, or settled at a discount.

     (s) The fair  market  value of the  assets of Target  Fund  transferred  to
     Acquiring Fund will equal or exceed the sum of the  liabilities  assumed by
     Acquiring  Fund  plus the  amount  of  liabilities,  if any,  to which  the transferred assets are subject.

     (t) Acquiring Fund and Target Fund have each qualified, and will qualify at the time of the Transaction,  as a regulated  investment company within the meaning of Sections 368(a)(2)(F) and 851 of the Code. Target Fund will have so  qualified  at all times  since its  formation.  After the  Transaction,
     Acquiring Fund intends to continue to so qualify.

     (u) Neither  Acquiring Fund nor Target Fund will have acquired any options, warrants,  or rights with  respect to Target  Fund  shares  pursuant to the
     Transaction.  Target Fund will not have redeemed any options,  warrants, or rights with respect to its shares pursuant to the Transaction.

     (v) Target Fund is not and will not be under the jurisdiction of a court in a title 11 or similar  case within the meaning of Section  368(a)(3)(A)  of the Code.

     (w)  Target  Fund  will  have at the time of the  Transaction  no  options, warrants or rights outstanding with respect to its shares. Target Fund will not have  redeemed  any  options,  warrants,  or rights with respect to its shares pursuant to the Transaction.

     (x)   No   property   of  a  C   corporation   (as   defined   in   Section
     1.337(d)-7(a)(2)(i)  of the  Regulations)  ever  became  property of Target
     Fund,  directly  or  indirectly,  and  no C  corporation  had a  conversion
     transaction   (as   defined   in   Section   1.337(d)-7(a)(2)(ii)   of  the
     Regulations).  In both cases,  such  definitions  shall be applied  without regard to the effective  date  contained in Section  1.337(d)-7(f))  of the
     Regulations.

SCOPE OF OPINIONS

     The  opinions  expressed  herein  are  rendered  only with  respect  to the specific matters  discussed  herein.  We express no opinion with respect to any other  federal or state income tax or legal  aspect of the  Transaction and no inference  should be drawn with respect to any matter not  expressly opined upon.

     Our opinions are based upon the Facts and Assumptions  and  Representations set  forth  above.  If any  of  the  above-stated  facts,  assumptions,  or
     Representations  are not entirely  complete or accurate,  it is  imperative that we be informed immediately,  as the inaccuracy or incompleteness could have a material effect on our  conclusions.  In rendering our opinions,  we are relying  upon the  relevant  provisions  of the Code,  the  regulations thereunder, and judicial and administrative interpretations thereof, all as of the date of this letter.  However,  all the  foregoing  authorities  are subject to change or  modification by subsequent  legislative,  regulatory, administrative,  or judicial  decisions  that can be  retroactive in effect and, therefore, could also affect our opinions. We assume no responsibility to update our  opinions for any such change or  modification.  The opinions contained  herein are not binding upon the Internal  Revenue  Service,  any other tax  authority  or any court,  and no  assurance  can be given that a position  contrary to that  expressed  herein will not be asserted by a tax authority and ultimately sustained by a court.

     To the  best of our  knowledge  (including  such due  diligence  as we have performed),  our  opinions are not based on  unreasonable  factual or legal assumptions  (including  assumptions  as to future  events) and we have not unreasonably  relied  on  the  Representations,  statements,  findings,  or agreements of any person.

     In  connection  with the  rendering of these  opinions we have reviewed the
     Registration Statement including the Plan. We have not made any independent investigation of the FACTS AND ASSUMPTIONS or the REPRESENTATIONS  involved in the Transaction  discussed herein. We have not examined any agreement to determine whether it complies with applicable federal, state, or local law.
     We have assumed that all actions  required to effect the  Transaction  have been, are, and will be effectuated in accordance  with applicable  federal, state, and local law and the terms of any relevant agreements.

     The opinions expressed herein are for the exclusive benefit of Target Fund,
     Acquiring  Fund, and their  respective  shareholders  and may not be relied upon for any other purpose, or used,  circulated,  quoted or relied upon by any other person or entity without our prior written consent.

OPINIONS

     Based  upon the  FACTS AND  ASSUMPTIONS  and  REPRESENTATIONS  as set forth above,  and  subject to the  conditions  and  limitations  included  in the portion of this letter entitled SCOPE OF OPINION, it is the opinion of KPMG that the following  federal  income tax  consequences  will result from the
     Transaction:

     1. The acquisition by Acquiring Fund of substantially  all of the assets of
     Target Fund, solely in exchange for the voting shares of Acquiring Fund and the  assumption of the  identified  liabilities of Target Fund by Acquiring
     Fund,  followed by the  distribution  by Target Fund of the Acquiring  Fund shares in  complete  liquidation  to the  shareholders  of  Target  Fund in exchange  for their Target Fund shares,  will  constitute a  reorganization within the  meaning of Section  368(a)(1)(C)  of the Code.  Target Fund and
     Acquiring  Fund  will  each be a "party  to a  reorganization"  within  the meaning of Section 368(b) of the Code.

     2. A  Target  Fund's  shareholder  will not  recognize  gain or loss on the receipt of solely  voting  shares of  Acquiring  Fund in  exchange  for the
     Target Fund shares  pursuant to the  Transaction in accordance with Section
     354(a)(1) of the Code.

     3. Target Fund will not  recognize  gain or loss on the  transfer of all of its assets to  Acquiring  Fund  solely in  exchange  for  voting  shares of
     Acquiring  Fund  and  the  assumption  by  Acquiring  Fund of  Target  Fund liabilities  pursuant to the Transaction in accordance with Sections 361(a)
     and 357(a) of the Code.

     4.  Target  Fund will not  recognize  gain or loss on its  distribution  of voting  shares  of  Acquiring  Fund  to its  shareholders  pursuant  to the liquidation of Target Fund in accordance with Section 361(c) of the Code.

     5. Acquiring Fund will not recognize gain or loss on its acquisition of all of the  assets of Target  Fund  solely in  exchange  for  voting  shares of
     Acquiring  Fund and the  assumption  by  Acquiring  Fund of  Target  Fund's liabilities in accordance with Section 1032(a) of the Code.

     6. The basis of a voting share of Acquiring  Fund received by a Target Fund shareholder  pursuant to the Transaction will equal the basis of the Target
     Fund share  surrendered  in exchange  therefor in  accordance  with Section
     358(a)(1) of the Code.

     7. The holding  period of a voting  share of Acquiring  Fund  received by a
     Target Fund shareholder pursuant to the Transaction will include the period that the  shareholder  held  the  Target  Fund  share  exchanged  therefor, provided  that the  shareholder  held such share as a capital  asset on the date of the Transaction in accordance with Section 1223(1) of the Code.

     8. Acquiring  Fund's basis in an asset of Target Fund received  pursuant to the  Transaction  will equal Target  Fund's basis in the asset  immediately before the Transaction in accordance with Section 362(b) of the Code.

     9.  Acquiring  Fund's  holding  period in an asset of Target Fund  received pursuant to the  Transaction  will  include the period  during which Target
     Fund held the asset in accordance with Section 1223(2) of the Code.

     10.  Acquiring  Fund will  succeed  to and take into  account  the items of
     Target Fund described in Section 381(c) of the Code, including the earnings and profits,  or deficit in earnings and profits,  of Target Fund as of the date of the Transaction.  Acquiring Fund will take these items into account subject to the conditions and  limitations  specified in Sections 381, 382,
     383 and 384 of the Code and applicable Regulations thereunder.

Very truly yours,

KPMG LLP

/s/ Jeffrey S. Sion
-------------------
Jeffrey S. Sion
Partner